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                                                                      Exhibit 23


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
AMCORE Financial, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-10446) on Form S-8 of AMCORE Financial, Inc. of our report dated January 17, 2001, except as to the fourth and fifth paragraphs of Note 2 to the consolidated financial statements which is as of March 9, 2001, relating to the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of AMCORE Financial, Inc.


[KPMG LOGO]

Chicago, Illinois
March 16, 2001